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                                    EXHIBIT 4

                   AMENDED AND RESTATED VOTING TRUST AGREEMENT

         This Amended and Restated Voting Trust Agreement ("Agreement") is made as of February 7, 1996 by and among Talley Industries, Inc., a Delaware corporation ("Talley" or the "Company"); John J. McMullen for himself and on behalf of his permitted transferees as beneficial owners of the Talley capital stock represented by voting trust certificates issued hereunder (the "Stockholder"); and First Interstate Bank of Arizona, N.A., as trustee hereunder, and its successors in trust (the "Trustee").

         WHEREAS, the Stockholder and the Company, among others, were parties to that certain Agreement and Plan of Merger dated as of February 29, 1988 (the "Merger Agreement"); and

         WHEREAS, pursuant to the Merger Agreement shares of the Company's Series D Preferred Stock (" Series D Preferred Stock") were issued to the Stockholder and/or the Trustee and shares of the Company's Common Stock ("Common Stock") are issuable upon conversion of the Series D Preferred Stock on terms and conditions set forth therein; and

         WHEREAS, the parties pursuant to the Merger Agreement previously executed and delivered that certain Voting Trust Agreement made as of February 29, 1988; and

         WHEREAS, the parties acknowledge that amending and restating said Voting Trust Agreement in its entirety as set forth in this Agreement is in their mutual best interest because of a number of factors, including the terms and conditions of the Series D Preferred Stock, the current uncertainties prevailing as to a number of matters affecting Talley's business and prospects as heretofore publicly disclosed by Talley, various uncertainties regarding the future tax treatment of the Series D Preferred Stock and other matters affecting the parties; and

         WHEREAS, Talley has agreed to issue 702,919 shares of Common Stock (the "Consideration Shares") to the Trustee under this Agreement in consideration of the several undertakings of the Stockholder herein contained and other consideration, and Talley, the Stockholder and the Trustee agree that the Consideration Shares and the Common Stock issued upon conversion of the Series D Preferred Stock (such Common Stock together with the Consideration Shares being collectively the "Company Stock") shall also be held by the Trustee subject to this Agreement; and

         WHEREAS, the Trustee has consented to act under this Agreement, as so amended and restated, for the purposes herein provided,

         It is therefore agreed by the parties that said Voting Trust Agreement is hereby amended and restated in its entirety as of February 7, 1996, to be and read as follows:
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         1.  Agreement.

         (a) Copies of this Agreement, and of every agreement supplemental and/or amendatory hereto, shall be filed in the principal office of the Company in Phoenix, Arizona and its registered office in the State of Delaware and shall be open to the inspection of any stockholder of the Company or holder of voting trust certificates hereunder, daily during business hours. All voting trust certificates issued as hereinafter provided shall be issued, received, and held subject to all the terms of this Agreement. Each person or entity initially entitled to receive voting trust certificates issued hereunder, and persons or entities thereafter receiving voting trust certificates as a result of a Permitted Transfer as defined in Section 8 hereof, upon accepting the voting trust certificates issued hereunder, shall be bound by the provisions of this Agreement, and shall be deemed for all purposes to be a "Successor
Stockholder" hereunder. At the request of the Trustee or the Company, each such Successor Stockholder shall promptly execute and deliver an appropriate written confirmation of the foregoing.

         (b) The amendment and restatement effected by this Agreement as of February 7, 1996 shall take effect upon the receipt by the Company of a "fairness opinion" from Bear Stearns & Co. or another reputable firm of investment bankers to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the Company and its shareholders, which opinion is expected to be received on or before February 9, 1996. Unless said opinion has been received by February 20, 1996, or such other date as may be specified in writing by all parties, then said amendment and restatement shall be of no effect whatsoever.

         2. Conversion of Preferred Stock. All outstanding voting trust certificates representing beneficial interest in the stock held by the Trustee under this Agreement shall have continuing validity in accordance with the terms of this Agreement until surrendered and replaced as provided herein. The Stockholder hereby irrevocably instructs the Trustee, and the Trustee hereby agrees, promptly to exercise the right to convert all shares of Series D Preferred Stock held by the Trustee hereunder as Company Stock (namely, 120,293 such shares) into an aggregate of 1,202,930 shares of Common Stock immediately after this Agreement becomes effective (as set forth in Section 1(b) above), in accordance with the conversion procedures set forth in the filed Certificate of Designation pertaining to the Series D Preferred Stock (the "Series D Certificate"). The Company shall effect such conversion and shall issue and deliver to the Trustee certificate(s) representing said 1,202,930 shares of Common Stock. Such conversion shall be effected immediately upon receipt of the "fairness opinion" described in 1(b) above. The Trustee shall hold the same subject to the terms of this Agreement, and upon surrender of voting trust certificates evidencing the beneficial interest in the shares of Series D Preferred Stock so converted shall issue and deliver to the Stockholder and to any Successor Stockholder entitled thereto voting trust certificates evidencing the beneficial interest in such Common Stock.

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         3.      Issuance Of Stock To Trustee.

                 (a) The shares of Common Stock issued upon conversion of Series D Preferred Stock pursuant to Section 2 of this Agreement and all Consideration Shares shall be issued to and held by the Trustee in the name of "First Interstate Bank of Arizona, N.A., as Voting Trustee," for the benefit of the Stockholder and Successor Stockholders. The Company shall cause the Consideration Shares to be issued or transferred, and one or more share certificates therefor delivered, to the Trustee hereunder concurrently with the conversion of the Series D Preferred Stock pursuant to Section 2 of this Agreement, against receipt of an appropriate investment letter from the Trustee and the Stockholder unless, and to the extent, in the opinion of counsel reasonably satisfactory to the parties hereto, Consideration Shares can be offered and sold without the necessity of registration under the Securities Act of 1933, as amended. On receipt by the Trustee from the Company or its transfer agent of all share certificates hereunder, the Trustee shall hold the same and the shares in the Company evidenced thereby as Company Stock subject to the terms of this Agreement, and shall thereupon issue and deliver to the Stockholder or Successor Stockholders entitled thereto voting trust certificates in the form herein provided representing beneficial ownership (in accordance with the provisions of this Agreement) of the pertinent portion of the shares of Company Stock so held by the Trustee against surrender by the Stockholder or Successor Stockholder of voting trust certificates evidencing the beneficial interest in shares of Series D Preferred Stock, as set forth in Section 2 above.

                 (b) The Trustee shall maintain at its principal corporate trust office (and at such other corporate trust office as the Trustee may designate by an instrument in writing signed by it and sent by mail to the registered holders of voting trust certificates) voting trust certificate transfer records in which the Trustee shall register the names of the holders of voting trust certificates issued hereunder. Such transfer records shall be open for inspection by such registered holders during regular business hours of the Trustee upon reasonable notice to the Trustee.

         4. Voting Trust Certificates. The voting trust certificates shall be in the following form:

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No. . . . .                                                      . . . . .Shares

                             TALLEY INDUSTRIES, INC.

                             A Delaware Corporation

                   Voting Trust Certificate for Capital Stock

                 This certifies that            , or registered assigns, is
         entitled to all the benefits arising from the deposit with the Trustee under the Voting Trust Agreement hereinafter mentioned, of certificates
         for       shares of the              of Talley Industries, Inc., a
         Delaware corporation (hereinafter called the "Company"), as provided in such Voting Trust Agreement and subject to the terms thereof. The registered holder hereof is entitled to receive payment equal to the amount of cash dividends, if any, received by the Trustee upon the number of shares of capital stock of the Company in respect of which this certificate is issued. Dividends received by the Trustee in Common Stock, Series D Preferred Stock or other Company capital stock having general voting powers in a transaction nontaxable to the recipient shall be evidenced by voting trust certificates in form similar hereto. Until the Trustee shall have delivered the Company Stock held under such Voting Trust Agreement to the holders of the trust certificates, or to the Company, as specified in such Voting Trust Agreement, and subject to the limitations set forth in the Voting Trust Agreement, the Trustee shall possess and shall be entitled to exercise all rights and powers of an absolute owner of such stock, including the right to vote thereon for every purpose, and to execute consents in respect thereof for every purpose, it being expressly stipulated that no voting right passes to the owner hereof, or his assigns, under this certificate or any agreement, expressed or implied. In exercising its rights and powers hereunder, including without limitation voting and executing consents with respect to the Company Stock, the Trustee shall act and vote as provided in such Voting Trust Agreement.

                 This certificate is issued, received, and held under, and the rights of the owner hereof are subject to, the terms of that certain Amended and Restated Voting Trust Agreement dated as of February 7, 1996 between the Company, First Interstate Bank of Arizona, N.A., and its successors in trust, and John J. McMullen for himself and on behalf of his permitted transferees thereunder (copies of which Voting Trust Agreement, and of every agreement supplementing and/or amending the same, are on file in the principal office of the Company in Phoenix, Arizona and shall be open to

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         the inspection of any stockholder of the Company or holder of any voting trust certificate issued under said Agreement, daily during business hours).

                 In the event of the dissolution or total or partial liquidation of the Company, the moneys, securities, or property received by the Trustee in respect of the stock deposited under such Voting Trust Agreement shall be distributed among the registered holders of trust certificates in proportion to their interests as shown by the books of the Trustee.

                 In the event that any dividend or distribution other than in cash or stock of the Company having general voting powers or any dividend or distribution in a transaction taxable to the recipient is received by the Trustee, the Trustee shall distribute the same to the registered holders of voting trust certificates, on the date of such distribution, or to the registered certificate holders at the close of business on the date fixed by the Trustee for taking a record to determine the certificate holders entitled to such distribution, pursuant to the provisions of Section 7 of the Voting Trust Agreement, but subject to applicable law. Such distribution shall be made to the certificate holders ratably in accordance with the number and kind of shares of Company Stock represented by their respective voting trust certificates.

                 Stock certificates for the number of shares of Company Stock then represented by this certificate, or the net proceeds in cash or property of such shares, shall be due and deliverable hereunder upon the termination of such Voting Trust Agreement as provided therein.

                 The Voting Trust Agreement shall continue in full force and effect until the earliest of (i) March 1, 2001, or (ii) the date on which the number of shares of Company Stock subject to the Voting Trust Agreement (assuming for purposes of this calculation that all Company Stock subject to the Voting Trust Agreement that is convertible into Common Stock has been converted) shall first be less than 100,000 shares of Common Stock (adjusted as set forth in the Voting Trust Agreement to account for certain dilutive or contradilutive events or transactions affecting the Common Stock), or (iii) the date on which William H. Mallender shall cease to serve as chief executive officer of the Company or in a position of similar authority with the Company and shall not have been replaced by a person satisfactory to John J. McMullen (or such other person as John J. McMullen shall specify in writing for the purpose of exercising such right in the event of his death or incapacity, such designation to survive such death or incapacity and to be with right of substitution) in his sole discretion or (iv) the date 30 days after the public announcement that any person or entity

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         (or "group" of persons or entities) beneficially owns (as defined in
         Rule 13d-3 under the Securities Exchange Act of 1934) in excess of 25% of the then-outstanding Common Stock of the Company, unless the same shall have been approved in a resolution duly adopted by the Board of Directors of the Company or (v) the earlier of the date that the Board of Directors of the Company shall recommend to the shareholders of the Company acceptance of a tender offer for in excess of 50% of the then-outstanding shares of Common Stock or the date that a single person or entity shall directly or indirectly beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in excess of 50% of such then-outstanding Common Stock or (vi) unless the Stockholder or Stockholder Designee shall consent in writing, the date that the Trustee shall have received notice from the Company that any person holding directly or indirectly in excess of 1,000,000 shares of Common Stock of the Company (adjusted as provided in Section 14 hereof) shall have been elected to the Board of Directors of the Company pursuant to an agreement with the Company that the Company will support such election.

                 Transfer of this certificate is limited as set forth in the Voting Trust Agreement. Subject to such limitations on transfer and sale, this certificate is transferable, absolutely or as security, on the books of the Trustee at its principal corporate trust office in Phoenix, Arizona (or elsewhere as designated by the Trustee), by the holder hereof, either in person or by attorney duly authorized, in accordance with the rules established for that purpose by the Trustee and on surrender of this certificate properly endorsed. Title to this certificate when duly endorsed shall, to the extent permitted by law and permitted by the Voting Trust Agreement, be transferable with the same effect as in the case of a negotiable instrument. Each holder hereof agrees that delivery of this certificate, duly endorsed by any holder hereof, shall vest title hereto and all rights hereunder, and beneficial ownership of the shares of capital stock of the Company represented hereby, in the transferee; provided, however, that the Trustee may treat the registered holder hereof, or when presented duly endorsed in blank the bearer hereof, as the absolute owner hereof, and of all rights and interest represented hereby, for all purposes whatsoever, and the Trustee shall not be bound or affected by any notice to the contrary, or by any notice of any trust, whether express or implied, or constructive, or of any charge or equity respecting the title or ownership of this certificate, or the Company Stock represented hereby; provided, however, that no delivery of stock certificates hereunder, or the proceeds thereof, shall be made without surrender hereof properly endorsed.

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                 This certificate shall not be valid for any purpose until duly signed by the Trustee.

                 The word "Trustee" as used in this certificate means the Trustee or the successor Trustee acting under such Voting Trust Agreement.

                 In witness whereof the Trustee has signed this certificate on
                        ,     .

                                                  FIRST INTERSTATE BANK OF
                                                   ARIZONA, N.A., Trustee

                                                  By:
                                                      ------------------------
                                                  Its
                                                      ------------------------

         (Form of Assignment):

                 For value received          hereby assigns the within
         certificate, and all rights and interests represented thereby, to
                   and appoints               attorney to transfer this
         certificate on the books of the Trustee mentioned therein, with full power of substitution.

         Dated:                            By:
               -----------------------        ------------------------
         Signature Guaranteed:



          ----------------------

         (Signature guarantee should be made by a guarantor institution participating in the securities transfer agents medallion program or in such other guarantee program acceptable to the Trustee.) Note: The Signature(s) on this assignment must correspond with the name(s) as written on the face of the within registered certificate in every particular without alteration or enlargement or any change whatsoever.

         5.      Transfer Of Certificates.

                 (a) Subject to the limitations on sale and transfer set forth in this Agreement, the voting trust certificates shall be transferable at the principal corporate

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trust office of the Trustee (and at such other corporate trust office as the
Trustee may designate by an instrument in writing signed by it and sent by mail to the registered holders of voting trust certificates), on the books of the Trustee, by the registered owner thereof, either in person or by attorney thereto duly authorized upon surrender thereof, according to the rules established for that purpose by the Trustee; and the Trustee may treat the registered holder as owner thereof for all purposes whatsoever, but it shall not be required to deliver stock certificates hereunder without the surrender of such voting trust certificates, or if delivery of such stock certificates is not in connection with a Permitted Transfer as defined in Section 8(e) below.

                 (b) If a voting trust certificate is lost, stolen, mutilated, or destroyed, the Trustee, in its discretion, may issue a duplicate of such certificate upon receipt of: (1) evidence of such fact satisfactory to it; (2) indemnity satisfactory to it; (3) the existing certificate, if mutilated; and
(4) its reasonable fees and expenses in connection with the issuance of a new trust certificate. The Trustee shall not be required to recognize any transfer of a voting trust certificate not made in accordance with the provisions hereof, unless the person claiming such ownership shall have produced indicia of title satisfactory to the Trustee, and shall in addition deposit with the Trustee indemnity satisfactory to it.

         6.      Termination Procedure.

                 (a) Upon the termination of this Agreement as hereinafter provided, the Trustee, at such time as it may choose during the period commencing 20 days before and ending 20 days after such termination, shall mail written notice of such termination to registered holders of the voting trust certificates, at the addresses appearing on the transfer books of the Trustee. After the date specified in any such notice (which date shall be fixed by the Trustee), the voting trust certificates shall cease to have any effect, and the holders of such voting trust certificates shall have no further rights under this Agreement, other than the right to receive certificates for shares of stock of the Company or other property distributable under the terms hereof and upon the surrender of such voting trust certificates.

                 (b) Within 30 days after the termination of this Agreement, the Company shall deliver to the Trustee, and the Trustee shall deliver to the registered holders of all voting trust certificates, certificates for the number of shares of the capital stock of the Company beneficially represented thereby, upon the surrender of such voting trust certificates properly endorsed, such delivery to be made in each case at the principal corporate trust office of the Trustee.

                 (c) At any time subsequent to 30 days after the termination of this Agreement, the Trustee may deposit with the Company stock certificates representing the number of shares of each class of Company Stock beneficially represented by the voting

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
trust certificates then outstanding, with authority in writing to the Company to deliver such stock certificates in exchange for voting trust certificates beneficially representing a like number of shares of the capital stock of the Company; and upon such deposit all further liability of the Trustee for the delivery of such stock certificates and the delivery or payment of dividends upon surrender of the voting trust certificates shall cease, and the Trustee shall not be required to take any further action hereunder.

         7.      Dividends.

                 (a) The holder of each voting trust certificate shall be entitled to receive payments equal to the cash dividends, if any, received by the Trustee prior to the termination of this Agreement upon the shares of Company Stock beneficially represented by each such voting trust certificate, such payment to be made by the Trustee to the person or persons entitled thereto within three business days after receipt of such cash dividend by the Trustee unless and except to the extent that the Trustee has given the Company the instructions contemplated by Section 7(d) hereof. If any dividend in respect of the Company Stock deposited with the Trustee is paid, in whole or in part, in capital stock of the Company having general voting powers, in a transaction nontaxable to the recipient, the Trustee shall likewise hold, subject to the terms of this Agreement, the capital stock so received by the Trustee on account of such dividend (which shall thereupon also be deemed to be "Company
Stock"), and the holder of each voting trust certificate beneficially representing Company Stock on which such stock dividend has been paid shall receive an additional voting trust certificate issued under this Agreement for the number of shares and class of stock received by the Trustee as such dividend with respect to the Company Stock beneficially represented by such holder's voting trust certificate. Holders entitled to receive the dividends described above shall be those registered as such on the transfer books of the Trustee at the close of business on day fixed by the Company for the taking of a record to determine those holders of its stock entitled to receive such dividends, or if the Trustee has fixed a date, as hereinafter in this paragraph provided, for the purpose of determining the holders of voting trust certificates entitled to receive such payment or distribution, then registered as such at the close of business on the date so fixed by the Trustee, but in all events subject to applicable law.

                 (b) If any dividend in respect of the Company Stock deposited with the Trustee is paid other than in cash or in capital stock having general voting powers, or is paid in a transaction taxable to the recipient, then the Trustee shall distribute the same among the holders of voting trust certificates registered as such at the close of business on the day fixed by the Trustee for taking a record to determine the holders of voting trust certificates entitled to receive such distribution, but in all events subject to applicable law. Such distribution shall be made to such holders of voting trust certificates ratably, in accordance with the number and kind of shares of Company Stock beneficially represented by their respective voting trust certificates.

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                 (c) The transfer books of the Trustee may be closed temporarily by the Trustee for a period not exceeding 20 days preceding the date fixed for the payment or distribution of dividends or the distribution of assets or rights, or any other time in the discretion of the Trustee. In lieu of providing for the closing of the books against the transfer of voting trust certificates, and except as may otherwise be provided by applicable law, the Trustee may fix a date not exceeding 20 days preceding any date fixed by the Company for the payment or distribution of dividends, or for the distribution of assets or rights, as a record date for the determination of the holders of voting trust certificates entitled to receive such payment or distribution, and the holders of voting trust certificates of record at the close of business on such date shall exclusively be entitled to participate in such payments or distribution, but in all events subject to applicable law.

                 (d) In lieu of receiving cash dividends upon Company Stock and paying the same to the holders of voting trust certificates pursuant to the provisions of this Agreement, the Trustee may instruct the Company in writing to pay such dividends to the holders of the voting trust certificates. Upon receipt of such written instructions, the Company shall pay such dividends directly to the holders of the voting trust certificates as their interests may appear. Upon such instructions being given by the Trustee to the Company, and until revoked by the Trustee, all liability of the Trustee with respect to such dividends shall cease. The Trustee may at any time revoke such instructions and by written notice to the Company direct it to make dividend payments to the Trustee.

         8.     Sale or Transfer of Voting Trust Certificates and Company Stock.

                 (a) The Stockholder or Successor Stockholders shall be permitted to transfer or sell voting trust certificates to third parties only in accordance with the provisions of this Agreement as so described in (b) below, and only if such transfer or sale is a "Permitted Transfer" (as defined in Section (e) below). The Stockholder or Successor Stockholders shall also be permitted to direct the Trustee to distribute shares of Common Stock held with respect to voting trust certificates held by the Stockholder or Successor Stockholders as so described in (c) below, but only to the Stockholder or Successor Stockholders (and not to any person or entity other than the Stockholder or Successor Stockholders), and only if such distribution is a "Permitted Transfer."

                 At least 10 business days prior to any Permitted Transfer, the Stockholder or Successor Stockholder shall give written notice to the Company and the Trustee of the same, describing the arrangements for the Permitted Transfer in reasonable detail, representing the number of shares of Company Stock to be the subject of the Permitted Transfer and instructing the Trustee to cancel the voting trust certificates for the number of shares transferred in the Permitted Transfer. Each Successor Stockholder agrees to abide by the restrictions on sales and transfers set forth in this Agreement, and the written notice described immediately above shall be accompanied by the proposed

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
transferee's written acknowledgement of and agreement that when the transferee determines to transfer the Common Stock to be received by it (if Common Stock is received by the transferee), it will instruct its broker that such sale(s) must be "Qualified Sale(s)" (as defined in Section (d) below).

                 (b) In the event of a Permitted Transfer of voting trust certificates, the transfer of the same shall be carried out as set forth in
Section 5 of this Agreement.

                 (c) In the event of a Permitted Transfer of shares of Common Stock to a Stockholder or Successor Stockholder, within two business days after receipt of the notice given pursuant to subsection (a) above and the voting trust certificates representing the shares of Company Stock to be the subject of the Permitted Transfer, or, if later, within two business days after the Valuation Date, if any, the Trustee shall (i) give to the Company written confirmation that voting trust certificates representing beneficial ownership of said Company Stock have been surrendered to the Trustee and (ii) deliver to the Company for cancellation one or more certificates for Common Stock registered in the name of the Trustee for a number of shares at least equal to the number of shares covered by the notice of Permitted Transfer. Upon receipt of the foregoing from the Trustee, the Company shall register the transfer of the shares constituting the Permitted Transfer, issue a certificate or certificates for such shares in the name of the transferee identified in the notice given pursuant to (a) above, deliver such certificate(s) to the Trustee or otherwise as instructed by the Stockholder or Successor Stockholder making the Permitted Transfer, cancel the share certificates delivered by the Trustee, and issue and deliver to the Trustee a certificate or certificates in the name of the Trustee for that number of shares of Common Stock, if any, by which the number of shares of Common Stock represented by share certificates delivered by the Trustee to the Company in connection with such Permitted Transfer. The Trustee shall promptly issue and deliver to the transferring Stockholder or Successor Stockholder a voting trust certificate for the shares of Company Stock represented by any such share certificate(s) issued by the Company to the Trustee.

                 (d) As used herein, the following terms shall have the meaning appearing after such terms.

                 (1) "Immediate Family" means the Stockholder, his spouse, children and other lineal descendants and their respective spouses and one or more trusts or other entities established by the Stockholder exclusively for the benefit of some or all of said persons.

                 (2) "Charitable Entity" means one or more private tax exempt foundations established by the Stockholder, other entities selected by the Stockholder which are exempt from tax pursuant to
         Section 503(c) of the Internal Revenue Code, or are foreign charitable or educational institutions, and one or more trusts or other entities established by the Stockholder, exclusively for the benefit of some or all of the foregoing.

                 (3) "Sale" or "transfer" (and derivative words) shall also be deemed to include an option, pledge or other agreement whereby the Stockholder is (or could become) obligated to sell or transfer.

                 (4) "Permitted Transfer" means a transfer described in Section 8(e).

                 (5) "Qualified Sales" means open market sales of Common Stock through a broker in the ordinary course of business on the New York Stock Exchange ("NYSE"), effected by such broker in a manner reasonably calculated to ensure that no single purchaser purchases more than 10,000 shares in a single transaction.

                 (6) "Valuation Date" shall mean the date specified in the notice given pursuant to Section 8(a) above for the purpose of determining the valuation of the Company Stock to be transferred in a particular Permitted Transfer for the purposes of Section 8(e)(1) or
         (2).

                 (e) For the purposes hereof, "Permitted Transfers" are the following transfers (and no others), each of the listed categories to be separate and distinct and not cumulative:

                 (1) One or more transfers of Company Stock to the United States Naval Academy or its Alumni Foundation (or voting trust certificates representing Company Stock) having an aggregate value of up to $1,000,000 based on the average of the closing prices of Common Stock on the NYSE for the ten (10) trading days preceding the Valuation Date of such transfers(s), provided that each such transfer is subject to the undertaking of the transferee that such transferee will sell all shares of Common Stock so received only in Qualified Sales. The Stockholder may revise the number of shares transferred under this clause (1) and the number of shares transferred under clause (2) below, provided that the aggregate of the transfers under both clauses (1) and
         (2) does not exceed $1,500,000 in value.

                 (2) One or more transfers of Company Stock to Boston College (or voting trust certificates representing Company Stock) having an aggregate value of up to $500,000 based on the average of the closing prices of Common Stock on the NYSE for the ten (10) trading days preceding the Valuation Date of such transfers(s), provided that each such transfer is subject to the undertaking of the transferee that such transferee will sell all shares of Common Stock only in Qualified Sales. The Stockholder may revise the number of shares transferred under this clause (2) and the number of shares transferred under clause
         (1) above, provided that the aggregate of the transfers under both clauses (1) and (2) does not exceed $1,500,000 in value.

                 (3) One or more distributions of Common Stock by the Trustee to one or more of the Stockholder and Successor Stockholders for sale by such distributee in Qualified Sales provided that:

                 (i) the aggregate number of shares of Common Stock so distributed to the Stockholder and/or Successor Stockholders for sale in Qualified Sales, shall not exceed 100,000 shares of Common Stock during any one calendar year; and

                 (ii) each such distribution of Common Stock from the Trustee to the Stockholder and/or Successor Stockholders is subject to the undertaking of the Stockholder and/or such Successor Stockholders (hereby given by the Stockholder and/or Successor Stockholders) that such Stockholder and/or Successor Stockholders will sell all such shares of Common Stock only in Qualified Sales.

                 (4) Distributions of Common Stock to the Stockholder (or executor or personal representative of the Stockholder) for sale in Qualified Sales in order to obtain funds solely to pay inheritance and similar taxes of the estate of John J. McMullen and/or his spouse, but subject to the undertaking of the Stockholder or his estate (hereby given by or on behalf of the Stockholder and his estate) that all sales of such shares of Common Stock will be Qualified Sales.

                 (5) The sale or transfer of voting trust certificates to a member of the Immediate Family or to a Charitable Entity, provided that after each such sale or transfer, the voting trust certificates sold or transferred (and the Common Stock held by the Trustee and beneficially represented by such voting trust certificates) shall remain subject in all respects to this Agreement; and, in the event a Charitable Entity receives voting trust certificates, distributions of Common Stock (beneficially represented by the voting trust certificates held by such Charitable Entity) to such Charitable Entity for sale in Qualified Sales as, when and to the extent necessary in order to meet diversification or other requirements of law applicable to such Charitable Entity, or to avoid taxes and penalties that would otherwise be imposed upon such Charitable Entity, but subject to the undertaking of such Charitable Entity (hereby given by such Charitable Entity) that all sales of such shares of Common Stock will be Qualified Sales.

                 (6) The pledge by the Stockholder of voting trust certificates to secure either a bona fide loan made to the Stockholder, or a guarantee by the Stockholder in whole or substantial part of a loan made to a third party.

                 (7) The distribution to a pledgee of Common Stock beneficially represented by voting trust certificates which have been pledged by the Stockholder to secure either a bona fide loan made to the Stockholder, or a guarantee by the Stockholder in whole or substantial part of a loan made to a third party, following a foreclosure upon such certificates arising from a bona fide default not cured by the Stockholder (and he hereby agrees to use best efforts promptly to cure any such default to avoid any such foreclosure), whereupon such pledgee (or its nominee) shall be entitled to sell the shares of Common Stock so distributed to it, but without the necessity of effecting such sale(s) in Qualified Sales. The Company and the Trustee agree to cooperate as reasonably requested by the Stockholder in connection with the consummation of any such secured loan arrangements. The Stockholder covenants that the form and substance of all such loan documents will conform substantially to normal and customary documentation for similar transactions.

                 (8) Such further sales, transfers and/or distributions of shares of Common Stock at the request of the Stockholder or Successor Stockholder as are consistent with the purpose and intent of this Agreement and as are satisfactory to the Stockholder (or Stockholder Designee appointed pursuant to Section 11(c)) and the Company, in the sole discretion of each, provided that written confirmation of the terms and conditions of the same shall be given first to the Trustee in reasonable detail, signed on behalf of each.

                 (f) Following a Permitted Transfer that results in the distribution of Company Stock to a person or entity, such Company Stock held by such person or entity shall be free and clear of any restrictions contained in this Agreement except for the obligation (if applicable) to transfer Company Stock only in Qualified Sales.

                 (g) The Trustee shall have no responsibility for interpreting or enforcing the foregoing provisions of this Section 8 where the Trustee notifies the Company and the Stockholder or Successor Stockholder in writing of any conflicting direction received by the Trustee or any unresolved ambiguity relating to a proposed Permitted Transfer, whereupon the Trustee shall be entitled to defer action on account of such proposed Permitted Transfer until the Trustee shall have received either (i) an opinion of its own counsel or (ii) a joint instruction from the Company and the Stockholder or Successor Stockholder, in which event the Trustee shall be fully protected in relying upon either (i) or (ii).

                 (h) In no event shall the Company, the Trustee, the Stockholder or any other Successor Stockholder have any responsibility or liability on account of any transfer tax, income, gift or inheritance tax, gross receipts tax or other impost or duty relating to the sale or transfer of any voting trust certificate or shares of Common Stock by the Stockholder or Successor Stockholder (other than the Stockholder or Successor Stockholder effecting the Permitted Transfer), or otherwise imposed on the Stockholder or Successor Stockholder on account of any of the transactions contemplated by this Agreement.

                 (i) The Trustee shall have no responsibility for enforcing the undertaking of any transferee that said transferee will sell all shares of Common Stock distributed by the Trustee only in Qualified Sales.

         9. Dissolution of Company. In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Trustee shall receive the moneys, securities, rights, or property to which the holders of the Company Stock deposited hereunder are entitled, and shall promptly distribute the same among the registered holders of voting trust certificates in proportion to their interests, as shown by the books of the Trustee.

         10. Reorganization of Company. In case the Company is merged into or consolidated with another corporation, or all or substantially all of the assets of the Company are transferred to another corporation or entity, then in connection with such transfer the term "Company" for all purposes of this Agreement shall be taken to include such successor corporation or entity, and the Trustee shall receive and hold under this Agreement any securities of such successor corporation received on account of the ownership, as Trustee hereunder, of the Company Stock held hereunder prior to such merger, consolidation, and transfer. Voting trust certificates issued and outstanding under this Agreement at the time of such merger, consolidation, or transfer may remain outstanding, or the Trustee may, in its discretion, substitute for such voting trust certificates new voting trust certificates in appropriate form, and the terms "stock", "Company Stock" and "capital stock" as used herein shall be taken to include any securities which may be received by the Trustee in lieu of all or any part of the Company Stock.

         11.     Rights of Trustee.

                 (a) Until the actual delivery to the holders of voting trust certificates issued hereunder of certificates evidencing Company Stock in exchange therefor, and until the surrender of the voting trust certificates for cancellation, the Trustee shall have the right, subject to the restrictions and provisions of this Section 11, to exercise, in person or by its nominees or proxies, all stockholders' voting rights and powers in respect of all Company Stock deposited hereunder, and to take part in or consent to any corporate or stockholders' action of any kind whatsoever. The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of stockholders of the Company; provided, however, that for so long as the Company Stock includes any shares of Series D Preferred Stock, such right to vote shall be exercised by the Trustee with respect to any matter set forth in Sections (E.1) and (E.4) of the Series D Certificate as directed in a written notice to the Trustee from the holders of the respective voting trust certificates beneficially representing the shares of Series D Preferred Stock to be so voted.

                 (b) Except with respect to matters set forth in Sections (E.1) and (E.4) of the Series D Certificate, in exercising its rights and powers hereunder, and in voting all shares of Company Stock held by it hereunder or executing consents in respect thereof, either in person or by its nominees or proxies, or in taking any other action with respect to all shares of Company Stock, the Trustee shall act and vote as follows:

                 (1) as directed in a written notice delivered to the Trustee by the Stockholder or "Stockholder Designee" (as defined in (c) below) at least five business days before the date on which the relevant vote is to be taken or the deadline for the relevant consent or other action, and confirming that a copy has simultaneously been delivered to the Company, which direction shall be followed by the Trustee for the shares of Company Stock beneficially represented by the voting trust certificates owned by the Stockholder and all Successor Stockholders, but such direction must be either (as elected by the Stockholder or Stockholder Designee under the written notice described above):

                 (i) in the same proportions as all other shares of Company capital stock of the same class (and not constituting Company Stock) are voted affirmatively or negatively or acted upon by written consent with respect to the particular matter (disregarding shares not so voted or acted upon); or

                 (ii) as agreed upon in writing by both the Company and the Stockholder or Stockholder Designee, in the sole discretion of each (and subject to the receipt by the Trustee of a notice from the Company indicating agreement regarding the same).

         (2) In the event the Trustee shall not have timely received a proper election notification under (b)(1) above from the Stockholder or Stockholder Designee, then all shares of the Company Stock shall be voted or acted upon by the Trustee as specified by (b)(1)(i) above.

         (c) The "Stockholder Designee" shall mean: (i) For so long as either John J. McMullen or his estate owns, directly or indirectly, at least 25% in value of all voting trust certificates, the Stockholder Designee shall be the individual whom the Stockholder may, but is not required to, designate in a written notice to both the Trustee and the Company; or (ii) if at any time neither John J. McMullen nor his estate owns, directly or indirectly, at least 25% in value of all voting trust certificates, then from that time forward the Stockholder Designee (and not the Stockholder) shall direct the written notice and make the election specified in (b)(1) above, and the registered holders of the voting trust certificates shall, (by written designation executed by a majority in value of all then-outstanding voting trust certificates, which designation shall be delivered for the Trustee and the Company) select a "Stockholder Designee" with respect to all shares of Company Stock.

         (d) The Trustee shall not be personally responsible with respect to any action taken pursuant to its vote or other action so made in any matter or act committed or omitted to be done under this Agreement.

         12.     Trustee.

                 (a) The Trustee (and any successor Trustee) may at any time resign by mailing to the registered holders of voting trust certificates and to the Company a written resignation, to take effect as soon as practicable thereafter upon acceptance of appointment by a successor Trustee. The Company shall have the right to designate by notice to each Stockholder a successor Trustee, who shall be reasonably acceptable to the Stockholders upon notice of resignation of the Trustee. Such designation may be made by a filing in the principal office of the Company in Phoenix, Arizona, with written notice to all holders of voting trust certificates hereunder. If a successor Trustee has not been appointed within 30 days after such notice of resignation has been given, the Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

                 (b) The rights, powers, and privileges of the Trustee named hereunder shall be possessed by the successor Trustee, with the same effect as though such successor had originally been a party to this Agreement. The word "Trustee" as used in this Agreement means the Trustee or any successor
Trustee acting hereunder, and shall include both the single and the plural number.

         13. Term. This Agreement shall expire and terminate on the earliest to occur of: (i) March 1, 2001, or (ii) the date on which the number of shares of Company Stock subject to this Agreement (assuming for purposes of this calculation that all Company Stock that is convertible into Common Stock has been converted) shall first be less than 100,000 shares of Common Stock (adjusted as set forth in this Agreement to account for certain dilutive or contradilutive events or transactions affecting the Common Stock) or (iii) the date on which William H. Mallender shall cease to serve as chief executive officer of the Company or in a position of similar authority with the Company and shall not have been replaced by a person satisfactory to the Stockholder (or such other person as the Stockholder shall specify in writing for the purpose of exercising such right in the event of his death or incapacity, such designation to survive such death or incapacity and to be with right of substitution) in his sole discretion or (iv) the date 30 days after the public announcement that any person or entity (or "group" of persons or entities) beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in excess of 25% of the then-outstanding Common Stock of the Company, unless the same shall have been approved in a resolution duly adopted by the Board of Directors of the Company or (v) the date that the Trustee shall have received notice from the Company either that the Board of Directors of the Company has recommended to the shareholders of the Company acceptance of a tender offer for in excess of 50% of the then-outstanding shares of Common Stock or that a single person or entity shall directly or indirectly beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in excess of 50% of such then-outstanding Common Stock, or (vi) unless the Stockholder or Stockholder Designee shall consent in writing, the date that the Trustee shall have received notice from the Company that any person holding directly or indirectly in excess of 1,000,000 shares of Common Stock of the Company (adjusted as provided in Section 14 hereof) shall have been elected to the Board of Directors of the Company pursuant to an agreement with the Company that the Company will support such election. The Company and each Stockholder hereby agree to give written notice to the Trustee (and to each Stockholder and the Company) promptly upon becoming aware of the occurrence of any event specified in (ii), (iii), (iv), (v) or (vi) above.

         14. Antidilution Provision. If during the term of this Agreement the Company shall (A) take any action entitling the holders of the Common Stock to receive a dividend payable in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of its Common Stock any shares of capital stock of the Company of any class or series, the references in this Agreement (and in any instrument or document delivered or deliverable hereunder) to numbers of shares of Common Stock shall be automatically adjusted to equal the product obtained by multiplying each such referenced number of shares by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after occurrence of the event described in subsection
(A), (B), (C) or (D) of this sentence, and the denominator which is the number of shares of Common Stock outstanding immediately prior to occurrence of such event.

         15. Certain Company Covenants. The Company hereby covenants, for the benefit of the Stockholder and the Trustee:

                 (a) The Company shall hold the Stockholder and the Trustee harmless from and against any and all liabilities, costs and expenses (including reasonable attorney fees) arising from any litigation or claim asserted against the Stockholder or the Trustee by a Company stockholder in such stockholder's name or in the name of the Company to the effect that the Company's consummation of the transactions contemplated by this Agreement abridge any securities or other law applicable to the Company, or fiduciary or other duties owed to other stockholders of the Company, or the provisions of the Company's certificate of incorporation as amended or its bylaws as amended; provided that the Stockholder or the Trustee shall cooperate as reasonably requested by the Company in minimizing any such liabilities, costs and expenses (including acceptance by the Stockholder and/or the Trustee of joint representation by counsel for the Company with respect to any such litigation or claim, if appropriate).

                 (b) In connection with the Company's undertaking under Section 8(e)(7) above to cooperate as reasonably requested by Stockholder in connection with Stockholder's secured loan arrangements, the Company shall: (i) to ensure that Stockholder's beneficial interest in the "Consideration Shares" is "marginable," promptly register Consideration Shares under the Securities Act of 1933, as amended, and maintain such registration in effect, for so long as the Consideration Shares are not freely salable under Rule 144 (under said Act) without regard to volume limitations and manner-of-sale limitations under Rule 144; and (ii) direct the Company's counsel to provide such opinion(s) as may be reasonably requested by the secured lender(s) pursuant to such arrangements. In connection with the foregoing, Stockholder and his counsel shall cooperate with the Company and its counsel as reasonably requested in order to minimize the costs and other burdens to the Company of (i) and (ii) above, including the mutual effort to satisfy the requirements of the secured lender(s) on a basis (if feasible) that would confer registration rights upon the secured lender in lieu of immediate registration of Consideration Shares.

                 (c) If and to the extent share certificates evidencing some or all of the Consideration Shares held by the Trustee are "legended" pursuant to the investment letter referred to in Section 3(a) above or otherwise, and upon the request of Stockholder from time to time, the Company shall cause one or more unlegended certificates to be issued to the Trustee in exchange for legended certificates upon receipt by the Company and the Trustee of an opinion of counsel reasonably acceptable to them that such Consideration Shares are freely salable under Rule 144 (under the Securities Act of 1933, as amended) without regard to volume limitations and manner-of-sale limitations under Rule 144.

         16. Compensation and Reimbursement of Trustee. The Trustee shall receive its customary fees and charges for serving hereunder. The Trustee shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys, and counsel as it may deem necessary and proper for carrying this Agreement into effect. All such fees and charges and any such expenses or charges incurred by and due to the Trustee shall be paid by the Company.

         17.     Notice.

                 (a) Unless otherwise in this Agreement specifically provided, any notice to or communication with the holders of the voting trust certificates (and Stockholders) hereunder shall be deemed to be sufficiently given or made if mailed, certified or registered mail (return receipt requested) to the addresses of the holders of voting trust certificates (or Stockholders), as shown on the transfer books of the Trustee, which shall in all cases be deemed to be the addresses of voting trust certificate holders (and Stockholders) for all purposes under this Agreement, without regard to what other or different addresses the Trustee may have for any voting trust certificate holder on any other books or records of the Trustee. Holders of voting trust certificates (and Stockholders) may change their addresses for notice hereunder by notice in writing to the Trustee (with a copy to the Company). Every notice so given shall be effective, whether or not received, on the date five (5) days after mailing postage prepaid, and such date shall be the date such notice is deemed given for all purposes.

                 (b) Any notice to the Company hereunder shall be sufficient if mailed, certified or registered mail (return receipt requested) to the Company addressed as follows:

                                  Talley Industries Inc.
                                  2702 N. 44th Street, 100A
                                  Phoenix, Arizona 85008
                                  Att'n: Secretary

or to such other address as the Company may designate by notice in writing to the Trustee. A copy of each such notice shall be sent simultaneously to:

                                  David Victor, Esq.
                                  Meyer, Hendricks, Victor
                                  Ruffner & Bivens, P.L.C.
                                  2929 N. Central Avenue, Suite 1800
                                  Phoenix, Arizona 85012-2762

and/or to such other or additional address as the Company may designate by notice in writing to the Trustee.

                 (c) Any notice to the Trustee hereunder shall be mailed, registered or certified mail (return receipt requested) to the Trustee, addressed to it at such addresses as may from time to time be furnished in writing to the Company by the Trustee, and if no such address has been so furnished by the Trustee, then to the Trustee in care of the Company. A copy of any notice from the Company to the Trustee in its capacity as record holder of any Company Stock shall be mailed concurrently with such notice to the Trustee, registered or certified mail (return receipt requested) to counsel for John J. McMullen at the following address or to such other address as may from time to time be furnished in writing to the Company:

                                  Patrick J. Gilmartin, Esq.
                                  Gilmartin, Poster & Shafto
                                  One William Street
                                  New York, NY 10004

                                     [signature page follows]

         IN WITNESS WHEREOF the Company, John J. McMullen as sole Stockholder on the date of this Agreement, and the Trustee have duly signed this Agreement, as of the date first set forth in the recitals above.

                                                 TALLEY INDUSTRIES, INC.

                                                 By
                                                    ---------------------------
                                                 Its
                                                    ---------------------------

                                                 FIRST INTERSTATE BANK OF
                                                   ARIZONA, N.A., as Trustee

                                                 By
                                                    ---------------------------
                                                 Its
                                                    ---------------------------

                                                 John J. McMullen
                                                 ---------------------------
                                                 John J. McMullen

         IN WITNESS WHEREOF the Company, John J. McMullen as sole Stockholder on the date of this Agreement, and the Trustee have duly signed this Agreement, as of the date first set forth in the recitals above.

                                                 TALLEY INDUSTRIES, INC.

                                               By  Mark S. Dickerson
                                                   ---------------------------
                                               Its  Vice President and Secretary
                                                   ---------------------------

                                                 FIRST INTERSTATE BANK OF
                                                   ARIZONA, N.A., as Trustee

                                                By
                                                    ---------------------------
                                                Its
                                                    ---------------------------


                                                ---------------------------
                                                John J. McMullen

         IN WITNESS WHEREOF the Company, John J. McMullen as sole Stockholder on the date of this Agreement, and the Trustee have duly signed this Agreement, as of the date first set forth in the recitals above.

                                                 TALLEY INDUSTRIES, INC.

                                               By
                                                   ---------------------------
                                               Its
                                                   ---------------------------

                                                 FIRST INTERSTATE BANK OF
                                                   ARIZONA, N.A., as Trustee

                                                By  Kathleen Jackubowicz
                                                    ---------------------------
                                                Its Assistant Vice President
                                                    ---------------------------


                                                ---------------------------
                                                John J. McMullen

                                     - 22 -